Exhibit 99.2

Care Concepts I, Inc. Completes iBill Acquisition

Tuesday August 31, 1:14 pm ET

POMPANO BEACH, Fla. & NEW YORK--(BUSINESS WIRE)--Aug. 31, 2004--Care Concepts I, Inc. (AMEX:IBD - News), a media and marketing holding company, announced today it has completed the previously announced acquisition of 100% of Media Billing, LLC and Internet Billing Company® (collectively "iBill") from Penthouse International (PHSL).

iBill provides online payment technologies enabling the purchase and sale of content and other downloadable services over the Internet. iBill was established in 1996 and has generated positive operating income since inception. More than 27.0 million online consumers have used iBill to make purchases online. In 2003, iBill averaged 1.2 million transactions per month and completed approximately $330.0 million in online purchases representing unaudited fee income of approximately $45.1 million.

"Similar to the combination of PayPal and eBay (Nasdaq:EBAY - News), the acquisition of iBill provides our auction operations with an exciting strategic solution to vertically integrate online payment services into our iBidusa.com auction environment," said Gary Spaniak, Jr., Care Concept's President. "This transaction is an important milestone for Care Concepts shareholders, dramatically increasing our revenues and growth opportunities."

Our infrastructure will be expanded to include iBill's 50,000 square foot headquarters and data center in Deerfield Beach, Florida where it employs approximately 200 people. Care Concepts intends to consolidate its Pompano Beach Florida radio and online auction operations into the iBill facility.

Pursuant to an amendment to the Agreement, Care Concepts has the option to rescind the transaction if iBill's audited financials statements, as compared to the unaudited financial statements delivered in connection with the transaction, show any material misrepresentation or if certain American Stock Exchange approvals are not obtained.

About Internet Billing Company

Internet Billing Company (iBill) sells access to online services and other downloadable products (music, games, videos, personals, etc.) to consumers through proprietary web-based payment applications. The iBill online payments systems manage transaction authorization on the global financial networks such as Visa® and MasterCard® and simultaneously provide password management controls for the life of the subscribing consumer. On-demand CRM (Customer Relationship Management) applications are provided to registered independent merchants, typically small and medium sized businesses seeking a cost effective technology platform to outsource non-core banking and finance functions. Since 1996, iBill has established a trusted brand with consumers and online businesses with 27 million customers in 38 countries.

For more information about iBill, visit http://www.iBill.com.

About Care Concepts I, Inc.

Care Concepts I, Inc., (AMEX:IBD - News) is a media and marketing holding company with assets including: Foster Sports, Inc., a sports-oriented, multi-media company that produces sports radio talk shows; and iBidUSA.com, a popular website which showcases products and services in an auction format starting with an opening bid of about 30% of the retail value. Care Concepts I, Inc., actively and regularly pursues additional acquisition opportunities to enhance its portfolio holdings.

Forward-Looking Statements:

Statements about the Company's future expectations, including future revenues and earnings and all other statements in this press release, other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comment made within this press release, the Company will appropriately inform the public.

Contact:

For Care Concepts I, Inc., Pompano Beach

Wolfe Axelrod Weinberger Assoc. LLC

Stephen D. Axelrod/Andria Arena, 212/370-4500

steve@wolfeaxelrod.com

or

For Penthouse International

Creaxion(R)

Mark Pettit, 404/495-4425 or 404/386-4364 (mobile)

mark@creaxion.com

or

Investor Relations Contact:

Investor Relations Services, Inc., New Smyrna Beach, Fla.

Thomas Biggs, 386/409-0200